EXHIBITS 5.1 and 23.2
Opinion of Phillips Lytle LLP
as to Legality of Securities Being Registered

Sovran Self Storage, Inc.	November 28, 2006
6467 Main Street
Williamsville, NY 14221-5890

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Sovran Self Storage, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company on November 28, 2006 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an indeterminate number of shares of the Company’s common stock, $.01 par value per share (the “Shares”).
In connection with the opinion set forth below, we have examined signed copies of the Registration Statement, including exhibits thereto. We have also examined and relied upon minutes of meetings of the board of directors of the Company as provided to us by the Company, the Amended and Restated Articles of Incorporation and By-laws of the Company, each as amended to date, and such other documents as we have deemed necessary for the purposes of rendering the opinion hereinafter set forth.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, and the legal competence of all signatories to such documents.

Sovran Self Storage, Inc. Page 2	November 28, 2006
We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of New York. With respect to matters of Maryland law, we have relied upon the opinion of Venable LLP of Baltimore, Maryland.
Based upon and subject to the foregoing, we hereby render the following opinion:
The Shares, when (i) specifically authorized for issuance by the Company’s Board of Directors for consideration determined in a resolution duly adopted by the Board of Directors or an authorized committee thereof (the “Authorizing Resolution”), (ii) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and any prospectus supplement required by applicable laws has been delivered and filed as required by such laws, (iii) the Shares have been issued and sold as contemplated by the Registration Statement, the applicable prospectus supplement and the Authorizing Resolution and (iv) the Company has received the consideration provided for in the Authorizing Resolution, the Shares will be validly issued, fully paid and nonassessable.
This opinion is to be used only in connection with the offering and sale of the Shares while the Registration Statement is in effect. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matter or opinion set forth herein.

Sovran Self Storage, Inc. Page 3	November 28, 2006
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement and any applicable prospectus supplement.
Very truly yours,
/s/ Phillips Lytle LLP